CERTIFICATE OF OWNERSHIP AND MERGER
OF
AUTHORIZE.NET HOLDINGS, INC.
WITH AND INTO
LIGHTBRIDGE, INC.
__________________________________________

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

__________________________________________

Lightbridge, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Authorize.Net Holdings, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of Authorize.Net Holdings, Inc.:

FIRST: SECOND: THIRD:	The Company and the Subsidiary are each incorporated
pursuant to the General Corporation Law of the State of
Delaware (the “DGCL”) and are the constituent corporations
in the Merger.
The Company owns all of the outstanding shares of capital
stock of the Subsidiary.
The Board of Directors of the Company, by the following
resolutions, duly determined to merge the Subsidiary with
and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, Lightbridge, Inc., a Delaware corporation (the “Company”), owns all of the outstanding shares of the capital stock of Authorize.Net Holdings, Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board of Directors of the Company has deemed it advisable that the Subsidiary be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware;

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that the Subsidiary be merged with and into the Company (the “Merger”); and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that the certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

FIRST. The name of the corporation is Authorize.Net Holdings, Inc.

RESOLVED, that the proper officers of the Company be and they hereby are authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of effecting the merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: FIFTH:	The Company shall be the surviving corporation of the Merger.
The certificate of incorporation of the Company as in effect immediately prior to the effective time of the
Merger shall be the certificate of incorporation of the surviving corporation, except as Article FIRST thereof shall be amended to read in its entirety as follows:
SIXTH:	FIRST. The name of the corporation is Authorize.Net Holdings, Inc.
This Certificate of Ownership and Merger, the Merger effected hereby, and the amendment to the certificate of incorporation of the Company effected thereby shall become effective at 4:01 p.m. Eastern Standard Time on April
27, 2007.

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 26th day of April, 2007.

LIGHTBRIDGE, INC.

By: /s/ Timothy C. O’Brien
Name: Timothy C. O’Brien
Title: Chief Financial Officer